Weyco Reports Second Quarter Sales and Earnings

MILWAUKEE, Aug. 2, 2011 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ:WEYS) (the "Company") today announced financial results for the quarter ended June 30, 2011.

Net sales for the second quarter were $56.6 million, an increase of 16% from 2010 sales of $48.7 million. Operating earnings for the second quarter of 2011 were $2.7 million, compared to $1.7 million in 2010. Net earnings attributable to the Company were $1.9 million, compared to $1.3 million in 2010. Diluted earnings per share increased to $.17 per share in 2011 from $.11 per share in the second quarter of 2010.

On March 2, 2011, the Company acquired 100% of the outstanding shares of The Combs Company ("Bogs"), the owner of the BOGS and Rafters footwear brands. The financial results of Bogs are included in the Company's consolidated financial statements from the date of acquisition. Bogs had approximately $27 million of sales during 2010. The Company believes that the acquisition will be accretive to its earnings in 2011, excluding the impact of certain purchase accounting adjustments as well as transaction and integration costs. Most of that accretion is expected in the second half of the year, as the majority of Bogs' business occurs in the third and fourth quarters.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $39.4 million for the second quarter of 2011, compared with $35.3 million in 2010. Wholesale sales were $38.7 million in the second quarter of 2011, up from $34.8 million in 2010. Wholesale net sales for the second quarter of 2011 included Bogs' sales of $2.6 million. Wholesale net sales of Stacy Adams footwear were up 14% this year, while Nunn Bush and Florsheim sales were down 2% and 1%, respectively. Licensing revenues were $650,000 in 2011 and $470,000 in 2010. Bogs' licensing revenues were $143,000 for the second quarter of 2011. Operating earnings for the segment decreased approximately $725,000 for the second quarter. This was the result of slightly lower margins and higher selling and administrative expenses, which was primarily due to the inclusion of Bogs' second quarter operations. Bogs had an operating loss this quarter, as sales in the second quarter are typically low during this period due to seasonality, and most operating costs are fixed in nature. In addition, there were transition costs this year associated with moving Bogs' operations from Eugene, Oregon to the Company's Glendale, Wisconsin facility. This transition was completed by June 30, 2011.

Net sales in the North American retail segment, which include sales from the Company's 31 Florsheim retail stores in the United States and its Internet business, were $5.9 million in the second quarter of 2011, compared with $5.3 million in 2010, an increase of 11%. Same store sales were up 19% for the quarter. There were four fewer domestic retail stores during the second quarter of 2011 compared to 2010. Operating earnings for the segment improved by approximately $360,000 for the quarter. This was the result of higher sales volumes and flat selling and administrative expenses.

Other net sales, which include the wholesale and retail sales of Florsheim Australia and Florsheim Europe, were $11.3 million in the second quarter of 2011, compared to $8.1 million in 2010. The majority of other net sales are generated by Florsheim Australia. Florsheim Australia's net sales were up 39%. In local currency, net sales were up 16%, reflecting higher sales in both its wholesale and retail businesses. The additional increase in U.S. dollars was caused by the weaker U.S. dollar relative to the Australian dollar this year. Florsheim Europe's sales increased due to higher wholesale shipments. Collectively, the operating earnings of the Company's other businesses were $1.5 million in the second quarter of 2011 compared with $96,000 in the same period last year, primarily due to higher sales and gross margins achieved at Florsheim Australia.

"Our new BOGS and Rafters brands are starting to provide some top-line growth to our overall business," stated Tom Florsheim, Jr., Chairman and CEO of Weyco Group, Inc. "However, this quarter is still off-season for the majority of their products, so we have yet to see bottom line growth. We have completed the integration of Bogs into our operations, and we look forward to the second half of the year, which is the main selling season for the BOGS brand."

On August 1, 2011, the Company's Board of Directors declared a quarterly cash dividend of $.16 per share to all shareholders of record September 1, 2011, payable October 1, 2011.

Weyco Group will host a conference call on August 3, 2011 at 11:00 a.m. Eastern Time to discuss the second quarter financial results in more detail. To participate in the call please dial 888-713-4209 or 617-213-4863, referencing passcode #72087311, five minutes before the start of the call. A replay will be available for one week beginning about one hour after the completion of the call by dialing 888-286-8010 or 617-801-6888, referencing passcode #24229730. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010 (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands, except per share amounts)

Net sales	$ 56,550	$ 48,724	$ 121,696	$ 109,762
Cost of sales	33,887	30,066	74,208	67,696
Gross earnings	22,663	18,658	47,488	42,066

Selling and administrative expenses	19,930	16,972	39,946	34,939
Earnings from operations	2,733	1,686	7,542	7,127

Interest income	586	607	1,176	1,105
Interest expense	(137)	(87)	(227)	(87)
Other income and expense, net	52	(351)	108	(218)

Earnings before provision for income taxes	3,234	1,855	8,599	7,927

Provision for income taxes	946	774	2,809	2,864

Net earnings	2,288	1,081	5,790	5,063

Net earnings (loss) attributable to noncontrolling interest	351	(201)	481	(76)

Net earnings attributable to Weyco Group, Inc.	$ 1,937	$ 1,282	$ 5,309	$ 5,139

Weighted average shares outstanding
Basic	11,120	11,326	11,221	11,309
Diluted	11,239	11,533	11,358	11,514

Earnings per share
Basic	$ 0.17	$ 0.11	$ 0.47	$ 0.45
Diluted	$ 0.17	$ 0.11	$ 0.47	$ 0.45

Cash dividends per share	$ 0.16	$ 0.16	$ 0.32	$ 0.31

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2011	2010
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 10,175	$ 7,150
Marketable securities, at amortized cost	3,066	4,989
Accounts receivable, net	34,830	38,840
Accrued income tax receivable	2,149	-
Inventories	54,575	56,111
Prepaid expenses and other current assets	3,912	4,398
Total current assets	108,707	111,488

Marketable securities, at amortized cost	56,034	58,059
Deferred income tax benefits	2,413	1,090
Other assets	17,846	14,375
Property, plant and equipment, net	27,624	25,675
Goodwill	11,027	-
Trademarks	34,748	12,748
Total assets	$ 258,399	$ 223,435

LIABILITIES AND EQUITY:
Short-term borrowings	$ 35,950	$ 5,000
Accounts payable	7,380	10,360
Dividend payable	1,756	1,811
Accrued liabilities	9,750	10,204
Accrued income taxes	-	116
Deferred income tax liabilities	790	228
Total current liabilities	55,626	27,719

Long-term pension liability	19,306	18,572
Other long-term liabilities	11,753	-

Common stock	10,986	11,356
Capital in excess of par value	21,131	19,548
Reinvested earnings	142,521	150,546
Accumulated other comprehensive loss	(8,232)	(9,004)
Total Weyco Group, Inc. equity	166,406	172,446
Noncontrolling interest	5,308	4,698
Total equity	171,714	177,144
Total liabilities and equity	$ 258,399	$ 223,435

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2011	2010
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 5,790	$ 5,063
Adjustments to reconcile net earnings to net cash
provided by operating activities -
Depreciation	1,342	1,386
Amortization	83	60
Bad debt expense	99	65
Deferred income taxes	(957)	(475)
Net foreign currency transaction (gains) losses	(121)	213
Stock-based compensation	597	569
Pension expense	1,474	1,624
Net gains on disposal of assets	(13)	-
Increase in cash surrender value of life insurance	(127)	(120)
Changes in operating assets and liabilities, net of effects from acquisitions -
Accounts receivable	8,083	1,930
Inventories	4,662	2,843
Prepaids and other current assets	1,060	175
Accounts payable	(3,484)	(2,574)
Accrued liabilities and other	(1,320)	(900)
Accrued income taxes	(2,281)	(1,972)
Net cash provided by operating activities	14,887	7,887

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business, net of cash acquired	(27,023)	(2,509)
Purchase of marketable securities	(80)	(21,802)
Proceeds from maturities of marketable securities	4,035	3,648
Proceeds from the sale of assets	13	-
Life insurance premiums paid	(155)	(155)
Purchase of property, plant and equipment	(3,117)	(646)
Net cash used for investing activities	(26,327)	(21,464)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(3,634)	(3,401)
Shares purchased and retired	(10,205)	(753)
Proceeds from stock options exercised	725	607
Repayment of debt assumed in acquisition	(3,814)	-
Net borrowings of commercial paper	19,950	-
Proceeds from bank borrowings	31,000	-
Repayments of bank borrowings	(20,000)	-
Income tax benefits from stock-based compensation	341	331
Net cash provided by (used for) financing activities	14,363	(3,216)

Effect of exchange rate changes on cash and cash equivalents	102	(98)

Net increase (decrease) in cash and cash equivalents	3,025	(16,891)

CASH AND CASH EQUIVALENTS at beginning of period	$ 7,150	$ 30,000

CASH AND CASH EQUIVALENTS at end of period	$ 10,175	$ 13,109

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 4,751	$ 5,352
Interest paid	$ 221	$ 82

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer of Weyco Group, Inc., +1-414-908-1880